Exhibit 2

State of North Carolina Department of the Secretary of State	SOSID: 0901545 Date Filed: 4/19/2007 2:49:00 PM Effective: 4/20/2007 Elaine F. Marshall North Carolina Secretary of State C200710900776

ARTICLES OF SHARE EXCHANGE

BUSINESS CORPORATION

Pursuant to §55-11-05 and §55-11-07 of the General Statutes of North Carolina, the undersigned corporation does hereby submit the following Articles of Share Exchange as the acquiring corporation in a share exchange between a domestic business corporation and one or more domestic or foreign business corporations.

1.	The name of the acquiring corporation is Oak Ridge Financial Services Inc., a corporation organized under the laws of North Carolina; the name of the corporation whose shares were acquired Bank of Oak Ridge, a corporation organized under the laws of North Carolina.

2.	Attached is a copy of the Agreement and Plan of Reorganization that was duly approved in the manner prescribed by law by each of the corporations participating in the share exchange.

3.	With respect to the acquiring corporation (check either a or b, as applicable):
a. ☒	Shareholder approval was not required for the share exchange.

b. ☐	Shareholder approval was required for the share exchange, and the plan of share exchange was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

4.	With respect to the corporation whose shares were acquired (check either a or b, as applicable):

a. ☐	Shareholder approval was not required for the share exchange.

b. ☒	Shareholder approval was required for the share exchange, and the plan of share exchange was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

5.	These articles will be effective upon filing, unless a delayed date and/or time is specified: at 12:01 a.m. on April 20, 2007.

This is the 17th day of April, 2007,

Oak Ridge Financial Services, Inc.
Name of Corporation

/s/ Ronald O. Black
Signature

Ronald O. Black, President and CEO
Type or Print Name and Title

NOTES:

1. Filing fee is $50. This document must be filed with the Secretary of State.

(Revised January 2000)		(Form B-14)

CORPORATIONS DIVISION	P.O. Box 29622	RALEIGH, NC 27626-0622

OFFICE OF THE COMMISSIONER OF BANKS

CERTIFICATE OF AUTHORITY

FOR ARTICLES OF SHARE EXCHANGE

BANK OF OAK RIDGE has submitted to me as Commissioner of Banks for the State of North Carolina, Articles of Share Exchange between Bank of Oak Ridge, a North Carolina state-chartered bank headquartered in Oak Ridge, North Carolina, and Oak Ridge Financial Services, Inc. (the “Company”) a North Carolina corporation organized and existing as a bank holding company, for the purpose of effecting an exchange of shares in Bank of Oak Ridge for shares of the Company, so as to allow Bank of Oak Ridge to move to a holding company structure.

I hereby certify that Bank of Oak Ridge is a North Carolina chartered bank in good standing with the Office of the Commissioner of Banks which is permitted by law to effect such an exchange of its shares for the purpose herein stated. Authority to file the Articles of Share Exchange is, therefore, granted effective on the date and at the time specified therein.

This the 19th day of April 2007.

/s/ Joseph A. Smith, Jr.
Joseph A. Smith, Jr.
Commissioner of Banks

AGREEMENT AND PLAN OF REORGANIZATION

WHEREAS, this Agreement and Plan of Reorganization (the Agreement) is to effect the reorganization of Bank of Oak Ridge (the “Bank”), pursuant to which the Bank will become a wholly-owned subsidiary of Oak Ridge Financial Services incorporated (the Company), a new North Carolina bank holding company, and the shares of common stock of the Company will be offered in exchange for the shares of common stock of the Bank, pursuant to Section 55-11-02 of the North Carolina General Statutes (the “Reorganization”); and

WHEREAS, the Boards of Directors of the Bank and the Company believe that this Agreement is fair and equitable to all shareholders.

NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the Reorganization, the mode of carrying the same into effect and the manner and basis of exchanging the shares of the Bank for shares of the Company shall be as follows:

I.	Corporate Participants in Reorganization.

The name of the entity whose shares will be acquired is Bank of Oak Ridge, a North Carolina-chartered bank having its principal place of business at 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310, and the name of the acquiring corporation is Oak Ridge Financial Services, a North Carolina corporation and a new bank holding company having its principal place of business at 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310.

II.	Effective Time.

The Reorganization shall become effective on the date and at the time specified in the Articles of Share Exchange filed with the North Carolina Secretary of State as required under Section 55-11-05 of the North Carolina General Statutes (the Effective Time).

III.	Terms and Conditions of the Reorganization.

1. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bank shall be acquired by the Company pursuant to the provisions of, and with the effect provided under, Section 55-11-03 and 55-11-06 of the North Carolina General Statutes. At the Effective Time, the corporate existence of the Bank shall continue unimpaired by the Reorganization, and the Bank shall continue its existing business and operations as a wholly-owned subsidiary of the Company. The Bank shall continue to operate under the name “Bank of Oak Ridge” and its deposits shall continue to be insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

2. At the Effective Time, all of the outstanding shares of common stock of the Bank shall be owned by the Company and the existing shareholders of the Bank shall own all of the outstanding shares of common stock of the Company. All of the existing shareholders of the Bank shall have the right, but not the obligation, to exchange their share certificates representing Bank common stock for share certificates representing Company common stock. The Board of Directors of the Company, in its discretion, may withhold delivery of future cash or stock dividends or other distributions paid on shares of the Company’s common stock until existing shareholders of the Bank exchange their share certificate(s) representing Bank common stock for share certificate(s) representing Company common stock. In such event, any dividends or other distributions will accrue on each shareholder’s shares of Company common stock when paid by the Company, but will not be delivered until such share certificates are exchanged.

3. The Board of Directors of the Company is, and at the Effective Time will be Ronald O. Black, Douglas G. Boike, Herbert M. Cole, Francis R. Disney, Craig Fleming, James W. Hall, Billy R. Kanoy, Lynda J. Lengyel, Stephen S. Neal, John S. Olmsted, Manuel L. Perkins, and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Company. The executive officers of the Company are, and at the Effective Time will be, Ronald O. Black, President and Chief Executive Officer, Thomas W. Wayne, Chief Financial Officer and Corporate Secretary, and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Company.

4. Elliott Davis, LLC. will be the independent auditor for the Company for the fiscal year ending December 31, 2007.

5. Shareholders of the Bank not wishing to exchange shares may be entitled to dissent from the Reorganization and obtain payment of the fair value of their shares under Article 13 of the North Carolina Business Corporation Act.

6. The consummation of the Reorganization is subject to, among other things, (i) the approval of this Agreement by holders of at least two-thirds (2/3) of the issued and outstanding shares of common stock of the Bank; (ii) the approval of the Reorganization by the Board of Governors of the Federal Reserve System and the receipt of all other necessary regulatory approvals and expiration of all notice and waiting periods required after the granting of any such approval, without any condition or requirement contained in any such approval, which in the reasonable opinion of the Board of Directors of the Bank or the Board of Directors of the Company would so materially adversely affect the business or economic benefits of the Reorganization as to render the consummation of the Reorganization inadvisable or unduly burdensome; (iii) the Bank’s receipt of a favorable opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. substantially to the effect that the Reorganization will constitute a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; and (iv) the registration or qualification for issuance under the Securities Act of 1933, as amended, and applicable state securities laws of the common stock of the Company, except in each case to the extent that the Company relies on an available exemption therefrom.

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IV.	Conversion of Shares.

The authorized capital stock of the Bank consists of 20,000,000 shares of common stock, $3.00 par value per share, of which 1,790,014 shares are issued and outstanding.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value per share, of which one share is issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding.

At the Effective Time, each outstanding share of the common stock of the Bank, by virtue of the Reorganization and without any further action on the part of the shareholders, shall be converted into one share of common stock of the Company (except for shares of those shareholders who exercise dissenters’ rights) and the Company will be the holder of all of the outstanding common stock of the Bank (except for shares of those shareholders who exercise dissenter’s rights). The previously issued and outstanding share of the common stock of the Company shall be canceled.

V.	Amendment or Termination of Agreement.

This Agreement may be amended by the Boards of Directors of the Bank and the Company at any time prior to filing Articles of Share Exchange with the North Carolina Secretary of State, notwithstanding approval of this Agreement by the shareholders of the Bank and the Company, provided that no such amendment shall (i) alter or change the amount or kind of shares, securities, obligations, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of the Bank, (ii) waive any of the requirements for a plan of share exchange as set forth in Section 55-11-02 of the North Carolina General Statutes, or (iii) materially and adversely affect the shareholders of the Bank.

This Agreement may be terminated by the Boards of Directors of the Bank or the Company at any time prior to filing Articles of Share Exchange with the North Carolina Secretary of State, notwithstanding approval of this Agreement by the shareholders of the Bank and the Company, if among other things, (i) any action, suit, proceeding, or claim has been instituted, made or threatened relating to the proposed Reorganization which will make its consummation inadvisable in the opinion of the Board of Directors of the Bank or the Company, or (ii) for any other reason consummation of the Reorganization is inadvisable in the opinion of the Boards of Directors of the Bank or the Company.

In the event of the termination of this Agreement, there shall be no liability hereunder or on account of such termination on the part of the Bank or the Company or the directors, officers, employees, agents, or shareholders of either of them. The Bank shall pay the fees and expenses incurred in connection with this Agreement and the Reorganization.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed under seal on its behalf effective as of the 17th day of April, 2007.

BANK OF OAK RIDGE

	By:	/s/ Ronald O. Black
Attest:	Ronald O. Black
President and Chief Executive Officer
/s/ Lori W. Burger
Assistant, Secretary

[Corporate Seal]

OAK RIDGE FINANCIAL SERVICES, INC.

	By:	/s/ Ronald O. Black
Attest:	Ronald O. Black
President and Chief Executive Officer
/s/ Thomas W. Wayne
, Secretary

[Corporate Seal]

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